Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces Second Quarter 2015 Results

●	Diluted earnings per share (EPS) of $1.44; Adjusted diluted EPS(1) of $1.41
●	Results impacted by $0.77 per diluted share for pre-tax charges of $103 million for contract cost growth at Platform Integration division of Aerospace Systems segment (primarily head-of-state aircraft modifications), partially offset by $0.43 per diluted share of income tax benefits
●	Net sales of $2.8 billion
●	Net cash from operating activities of $227 million
●	Book-to-bill ratio of 1.01x
●	Updated 2015 financial guidance

NEW YORK, July 30, 2015 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $1.44 and adjusted diluted EPS of $1.41 for the quarter ended June 26, 2015 (2015 second quarter), compared to diluted EPS of $1.53 for the quarter ended June 27, 2014 (2014 second quarter). Results for the 2015 second quarter were impacted by the items discussed below, which, in the aggregate, decreased EPS by $0.34 per diluted share. Adjusted diluted EPS excludes a net gain related to the divestitures of Marine Systems International (MSI) and Broadcast Sports, Inc. (BSI) of $0.03 per diluted share. Net sales of $2.8 billion for the 2015 second quarter decreased by 7% compared to the 2014 second quarter.

The 2015 second quarter results in the Aerospace Systems segment were impacted by charges of $103 million, or $0.77 per diluted share, for contract cost growth at the Platform Integration division, primarily due to additional losses of $84 million, or $0.63 per diluted share, related to our international head-of-state aircraft modification contracts and $19 million of cost growth on three other aircraft modification contracts. These losses were partially offset by income tax benefits of $36 million, or $0.43 per diluted share. These items are further discussed below.

“Our second quarter results were impacted by disappointing charges in the Platform Integration division of our Aerospace Systems segment, as well as continuing headwinds from the U.S. defense budget constraints,” said Michael T. Strianese, chairman, president and chief executive officer. “Despite these challenges, we made progress repositioning our portfolio, investing in our core businesses and expanding our commercial aviation training solutions business through our recent acquisition of CTC Aviation Group, a higher margin business that we expect to be immediately accretive to our operating results, and also completed the sale of our MSI business. In addition, we received an extension of our Army C-12 contract on profitable terms, which begins on August 1, 2015.”

“We will continue to reposition our portfolio to sharpen our focus on our core defense electronics and communications systems businesses, which we expect will improve our sales growth and margin profile. In this regard, we are engaged in a process to evaluate strategic alternatives for the National Security Solutions business to maximize value for our shareholders. These strategic alternatives could include, among other

(1)	Adjusted diluted earnings per share is a non-GAAP financial measure. See Table E for a reconciliation and a discussion on why this information is presented.

L-3 Announces Results for the 2015 Second Quarter	Page 2

possibilities, a potential sale, spin-off or other divestiture transactions for the business. We expect to conclude our review by the end of the year, although no timetable has been set.”

“Looking ahead, we believe L-3 will capture the significant opportunities we see in the defense and commercial markets. Supported by a book-to-bill ratio of 1.01x, or $2.8 billion in funded orders, we expect to significantly improve our performance during the second half of the year.”

Funded orders of $2.8 billion for the quarter included the following key wins:

●	two indefinite-delivery/indefinite-quantity (ID/IQ) contracts to provide both application development services and network operations, infrastructure and service-oriented architecture implementation and transformation of the U.S. Air Force Enterprise IT through the U.S. Air Force Materiel Command,

●	a foreign military sales ID/IQ contract to provide air operations center training to the Royal Saudi Air Force,

●	a subcontract to supply the Australian Defence Force with TLTs (Transportable Land Terminals), additional support equipment and training,

●	a contract to develop and build a new, slimmer version of the L-3 KEO photonics mast for the Naval Sea Systems Command,

●	a contract to provide Airbus A320 and Boeing 787 full flight simulators to Hainan Airlines Training Centre,

●	a contract to perform tasks in support of towed array sonar programs for the Naval Undersea Warfare Center, Newport Division, and

●	a contract to provide eXaminer XLB (eXtra Large Bore) and MVT-HR (Multi-View Tomography High-Resolution) systems to the Singapore Changi Airport Group.

Adjusted diluted EPS for the 2015 second quarter excludes a net pre-tax gain of $2 million ($3 million after income taxes), or $0.03 per diluted share, related to the divestiture of MSI, which was completed on May 29, 2015, and the divestiture of BSI, which was completed on April 24, 2015.

Adjusted diluted EPS for the first half ended June 26, 2015 (2015 first half) excludes a pre-tax loss of $20 million ($12 million after income taxes), or $0.15 per diluted share, related to business divestitures. The loss related to business divestitures for the 2015 first half includes a pre-tax loss of $17 million related to the MSI divestiture, and a pre-tax loss of $3 million related to the BSI divestiture, and is included in consolidated operating income, but excluded from segment operating income, because it is excluded by management for purposes of assessing segment operating performance.

L-3 Announces Results for the 2015 Second Quarter	Page 3

L-3 Consolidated Results

	Second Quarter Ended			First Half Ended
($ in millions, except per share data)	June 26, 2015	June 27, 2014	Increase/ (decrease)	June 26, 2015	June 27, 2014	Increase/ (decrease)
Net sales	$2,793	$3,019	(7)%	$5,506	$5,976	(8)%
Operating income	$166	$239	(31)%	$366	$525	(30)%
Segment operating income	$164	$239	(31)%	$386	$525	(26)%
Operating margin	5.9%	7.9%	(200) bpts	6.6%	8.8%	(220) bpts
Segment operating margin	5.9%	7.9%	(200) bpts	7.0%	8.8%	(180) bpts
Interest expense	$48	$39	23%	$92	$82	12%
Interest and other income, net	$5	$4	25%	$8	$9	(11)%
Effective income tax rate (benefit) provision	(0.8)%	30.9%	nm	17.4%	30.8%	nm
Net income attributable to L-3	$120	$137	(12)%	$225	$307	(27)%
Adjusted net income attributable to L-3(a)	$117	$137	(15)%	$237	$307	(23)%
Diluted EPS	$1.44	$1.53	(6)%	$2.69	$3.43	(22)%
Adjusted diluted EPS(a)	$1.41	$1.53	(8)%	$2.84	$3.43	(17)%
Diluted weighted average common shares outstanding	83.2	89.3	(7)%	83.5	89.4	(7)%
(a) Non-GAAP metric that excludes the aggregate gain or loss related to business divestitures. See Table E for reconciliation. nm – not meaningful

The 2015 second quarter results were impacted by the items discussed below, which, together, led to a net decrease in operating income of $103 million and net income attributable to L-3 of $28 million, or $0.34 per diluted share.

●	Contract cost growth charges of $103 million ($64 million after income taxes), or $0.77 per diluted share, at the Platform Integration division in the Aerospace Systems segment, comprised of: (1) additional losses on international head-of-state aircraft modification contracts of $84 million ($52 million after income taxes), or $0.63 per diluted share, and (2) cost growth on three other aircraft modification contracts of $19 million ($12 million after income taxes), or $0.14 per diluted share. The additional losses on international head-of-state contracts resulted from higher estimated engineering, production and support labor, and material costs. The increased costs are primarily driven by additional delays in aircraft delivery caused by rework identified during the quarter as a result of internal program reviews, customer inspections, functional check flights and internal design reviews. During the quarter actions were taken to: (i) provide increased program management resources, (ii) improve engineering practices, (iii) in-source certain work previously expected to be performed by subcontractors to reduce future rework and help us manage to the updated schedule, (iv) improve assembly processes and (v) improve quality assurance processes. The cost growth on the three other aircraft modification contracts include $9 million for additional software modifications and warranty obligations related to a foreign government C-130 aircraft modification contract.

●	Income tax benefits of $36 million, or $0.43 per diluted share, primarily related to a legal restructuring of our foreign entities and the resolution of various outstanding income tax matters with U.S. and foreign tax authorities.

Second Quarter Results of Operations: For the 2015 second quarter, consolidated net sales of $2.8 billion decreased $226 million, or 7%, compared to the 2014 second quarter. Sales to the U.S. Government declined 6%, or $129 million, to $2,042 million in the 2015 second quarter, compared to $2,171 million in the 2014

L-3 Announces Results for the 2015 Second Quarter	Page 4

second quarter, driven primarily by the U.S. military drawdown in Afghanistan and U.S. defense budget reductions. Sales to international and commercial customers, declined 11%, or $97 million, to $751 million in the 2015 second quarter, compared to $848 million in the 2014 second quarter driven by: (1) a $61 million decline related to the MSI and BSI business divestitures(2), partially offset by $23 million of sales from the Miteq, Inc. and CTC business acquisitions(2), (2) a $46 million decline on international head-of-state aircraft modification contracts primarily due to unfavorable contract performance adjustments and (3) a $33 million decline due to foreign currency exchange rate changes. These decreases were partially offset by an increase of $20 million primarily due to higher volume for small Intelligence, Surveillance and Reconnaissance (ISR) aircraft systems to a foreign government.

Consolidated operating income for the 2015 second quarter decreased $73 million, or 31%, compared to the 2014 second quarter. Segment operating income for the 2015 second quarter decreased by $75 million, or 31%, compared to the 2014 second quarter. Segment operating income as a percentage of sales (segment operating margin) decreased by 200 basis points to 5.9% for the 2015 second quarter compared to 7.9% for the 2014 second quarter. Segment operating margin decreased by: (1) 210 basis points due to unfavorable contract performance adjustments at Aerospace Systems segment, (2) 50 basis points due to higher pension expense of $14 million and (3) 30 basis points related to a product specification matter in the Electronics Systems segment. These decreases were partially offset by improved contract performance in Communication Systems and Electronic Systems, which increased segment operating margin by 90 basis points. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense in the 2015 second quarter increased by $9 million compared to the 2014 second quarter due to: (1) the issuance of $1 billion in new debt on May 28, 2014 and (2) the redemption of our convertible contingent debt securities (CODES) in June 2014, which resulted in a $3 million reversal of previously accrued interest expense during the 2014 second quarter.

The effective income tax rate for the 2015 second quarter was a benefit of 0.8% compared to a provision of 30.9% for the same period last year. The 2015 second quarter tax benefit included: (1) $17 million of foreign tax benefits related to a legal restructuring of our foreign entities, (2) a $10 million benefit related to the resolution of various outstanding income tax matters with U.S. and foreign tax authorities and (3) $9 million related to deferred tax benefits.

Net income attributable to L-3 in the 2015 second quarter decreased 12% to $120 million compared to the 2014 second quarter, and diluted EPS decreased 6% to $1.44 from $1.53. Adjusted net income attributable to L-3 decreased 15% to $117 million compared to the 2014 second quarter, and adjusted diluted EPS decreased 8% to $1.41. Diluted weighted average common shares outstanding for the 2015 second quarter declined by 7% compared to the 2014 second quarter due to repurchases of L-3 common stock.

Excluding $114 million of sales for the 2015 second quarter and $160 million of sales for the 2014 second quarter from business divestitures and acquisitions completed since January 1, 2014, consolidated net sales would have decreased by 6% to $2,679 million for the 2015 second quarter from $2,859 million for the 2014 second quarter.

First Half Results of Operations: For the 2015 first half, consolidated net sales of $5.5 billion decreased $470 million, or 8%, compared to the first half ended June 27, 2014 (2014 first half). Sales to the U.S. Government, including $5 million of sales from acquired businesses, declined 8%, or $337 million, to $3,941 million in the 2015 first half compared to $4,278 million in the 2014 first half, driven primarily by the U.S. military drawdown in Afghanistan and U.S. defense budget reductions. Sales to international and commercial customers declined 8%, or $133 million, to $1,565 million in the 2015 first half, compared to $1,698 million in the 2014 first half driven by: (1) a $67 million decline due to foreign currency exchange rate changes, (2) a $62 million decline primarily relating to the MSI and BSI business divestitures, partially offset by $34 million of sales from the Miteq, Inc. and CTC business acquisitions and (3) a $59 million decline on international head-of-state aircraft modification contracts primarily due to unfavorable contract performance adjustments. These decreases were partially offset by an increase of $21 million primarily due to higher volume for small ISR aircraft systems to a foreign government.

(2)	Sales from acquired businesses are defined as sales from business acquisitions that are included in L-3’s actual results for less than 12 months. Sales from business divestitures are defined as sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2015 Second Quarter	Page 5

Consolidated operating income for the 2015 first half decreased $159 million, or 30%, compared to the 2014 first half. Segment operating income for the 2015 first half decreased by $139 million, or 26%, compared to the 2014 first half. Segment operating margin decreased by 180 basis points to 7.0% for the 2015 first half compared to 8.8% for the 2014 first half. Segment operating margin decreased by: (1) 120 basis points due to unfavorable contract performance adjustments at Aerospace Systems segment, (2) 50 basis points due to higher pension expense of $28 million, (3) 30 basis points due to lower sales and mix changes and (4) 20 basis points related to a product specification matter. Improved contract performance in Communication Systems and Electronic Systems increased segment operating margin by 40 basis points. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense in the 2015 first half increased by $10 million compared to the 2014 first half due to the issuance of $1 billion in new debt on May 28, 2014.

The effective income tax rate for the 2015 first half decreased to 17.4% from 30.8% for the same period last year primarily due to $36 million of tax benefits in the 2015 second quarter, which are discussed above.

Net income attributable to L-3 in the 2015 first half decreased 27% to $225 million compared to the 2014 first half, and diluted EPS decreased 22% to $2.69 from $3.43. Adjusted net income attributable to L-3 decreased 23% to $237 million compared to the 2014 first half, and adjusted diluted EPS decreased 17% to $2.84. Diluted weighted average common shares outstanding for the 2015 first half declined by 7% compared to the 2014 first half due to repurchases of L-3 common stock.

Excluding $239 million of sales for the 2015 first half and $300 million of sales for the 2014 first half from business divestitures and acquisitions completed since January 1, 2014, consolidated net sales would have decreased by 7% to $5,267 million for the 2015 first half from $5,676 million for the 2014 first half.

Orders: Funded orders for the 2015 second quarter were $2.8 billion, a decrease of 14% compared to the 2014 second quarter. Funded orders for the 2015 first half were $5.7 billion compared to $6.3 billion for the 2014 first half. The book-to-bill ratio was 1.01x for the 2015 second quarter and 1.04x for the 2015 first half. Funded backlog declined 4% to $9.8 billion at June 26, 2015, compared to $10.2 billion at December 31, 2014 due to the divestiture of MSI.

Cash flow and cash returned to shareholders:   Net cash from operating activities decreased by $50 million, or 18%, to $227 million for the 2015 second quarter, compared to $277 million for the 2014 second quarter. Net cash from operating activities increased by $99 million, or 46%, to $314 million for the 2015 first half, compared to $215 million for the 2014 first half. The increase in net cash from operating activities in the 2015 first half was due to a lower increase in net working capital in the 2015 first half compared to the 2014 first half, primarily related to receivables and accounts payable and lower income tax payments.

L-3 Announces Results for the 2015 Second Quarter	Page 6

The table below summarizes the cash returned to shareholders during the 2015 and 2014 second quarter and first half periods.

	Second Quarter Ended		First Half Ended
($ in millions)	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Net cash from operating activities	$227	$277	$314	$215
Capital expenditures, net of dispositions	(44)	(36)	(84)	(65)

Free cash flow(1)	$183	$241	$230	$150

Dividends paid	$53	$52	$111	$107
Common stock repurchases	246	200	346	333

Cash returned to shareholders	$299	$252	$457	$440

(1)  Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

Electronic Systems

	Second Quarter Ended			First Half Ended
($ in millions)	June 26, 2015	June 27, 2014	Decrease	June 26, 2015	June 27, 2014	Decrease
Net sales	$1,036	$1,103	(6.1)%	$2,045	$2,180	(6.2)%
Operating income	$119	$133	(10.5)%	$233	$258	(9.7)%
Operating margin	11.5%	12.1%	(60) bpts	11.4%	11.8%	(40) bpts

Second Quarter: Electronic Systems net sales for the 2015 second quarter decreased by $67 million, or 6%, compared to the 2014 second quarter. Sales declined by: (1) $61 million related to the MSI and BSI business divestitures, partially offset by $7 million of sales related to the CTC acquisition, (2) $28 million due to foreign currency exchange rate changes and (3) $10 million due to temporarily suspended shipments of holographic weapon sights for most of the 2015 second quarter in connection with a product specification matter. These decreases were partially offset by an increase of $25 million primarily for Aviation Products & Security Systems driven by timing of shipments of airport security system products to international customers and the U.S. Transportation Security Administration (TSA).

Electronic Systems operating income for the 2015 second quarter decreased by $14 million, or 11%, compared to the 2014 second quarter. Operating margin decreased by 60 basis points to 11.5%. Operating margin decreased by: (1) 80 basis points due to an increased provision of $8 million in anticipation of a settlement with the U.S. Government related to a product specification matter regarding our holographic weapon sight product in the Warrior Systems sector, (2) 70 basis points for sales mix changes, (3) 60 basis points due to a $6 million charge related to an adverse arbitration ruling to resolve a dispute for the termination of a supply arrangement in the Aviation Products & Security business and (4) 30 basis points due to higher pension expense of $3 million. These decreases were partially offset by 100 basis points for favorable contract performance adjustments and 80 basis points due to lower severance expense of $8 million. Severance expense for the 2015 second quarter was $2 million, compared to $10 million for the 2014 second quarter.

First Half: Electronic Systems net sales for the 2015 first half decreased by $135 million, or 6%, compared to the 2014 first half. Sales declined by: (1) $62 million primarily related to the MSI and BSI business divestitures, partially offset by $7 million of sales related to the CTC acquisition and (2) $58 million due to foreign currency exchange rate changes. The remaining decrease of $22 million is primarily due to reduced sales at Warrior Systems. This decline is due to temporarily suspended shipments of holographic weapon sights for most of the 2015 second quarter in connection with a product specification matter and lower volume for night vision goggles and precision targeting equipment.

L-3 Announces Results for the 2015 Second Quarter	Page 7

Electronic Systems operating income for the 2015 first half decreased by $25 million, or 10%, compared to the 2014 first half. Operating margin decreased by 40 basis points to 11.4% due to trends similar to the 2015 second quarter, as well as higher pension expense of $6 million.

Aerospace Systems

	Second Quarter Ended				First Half Ended
($ in millions)	June 26, 2015	June 27, 2014	Decrease		June 26, 2015	June 27, 2014	Decrease
Net sales	$995	$1,061	(6.2)%		$2,021	$2,134	(5.3)%
Operating income	$(17)	$39	nm		$45	$132	(65.9)%
Operating margin	(1.7)%	3.7%	(540)	bpts	2.2%	6.2%	(400)	bpts
nm – not meaningful

Second Quarter: Aerospace Systems net sales for the 2015 second quarter decreased by $66 million, or 6%, compared to the 2014 second quarter. Sales decreased $83 million for Aircraft Systems and $3 million for Logistics Solutions. Sales for ISR Systems increased by $20 million. Sales decreased for Aircraft Systems due to lower volume of: (1) $46 million on international head-of-state aircraft modification contracts primarily due to unfavorable contract performance adjustments and (2) $37 million primarily to the U.S. Air Force (USAF) from the Department of Defense’s (DoD) planned reduction of the Compass Call aircraft fleet and the DoD’s retirement of the Joint Cargo Aircraft (JCA). The decrease in sales for Logistics Solutions was due to lower volume for field maintenance and sustainment services, primarily for USAF and U.S. Navy training aircraft because of lower demand and lower prices due to competitive pressures, mostly offset by higher volume on the Army C-12 contract. The increase in ISR Systems was due to an increase in sales of $56 million on higher volume for large ISR aircraft systems for U.S. Government customers and small ISR aircraft systems to the DoD and a foreign government, partially offset by $36 million of lower sales for small ISR aircraft fleet management services primarily to the DoD due to the U.S. military drawdown in Afghanistan.

Aerospace Systems operating income for the 2015 second quarter decreased by $56 million compared to the 2014 second quarter. Operating margin decreased by 540 basis points to a negative 1.7%. Operating margin decreased by: (1) 740 basis points due to contract performance adjustments at Aircraft Systems, which includes $84 million of cost growth related to international head-of-state aircraft modification contracts, compared to $11 million of cost growth on the same contracts in the 2014 second quarter, (2) 70 basis points due to higher pension expense of $7 million and (3) 40 basis points primarily due to reduced flight hours and lower pricing due to competitive pressures at Logistics Solutions, including the U.S Navy T-45 contract, partially offset by cost improvements on the Army C-12 contract. These decreases were partially offset by: (1) 170 basis points due to a $17 million increase in reserves for excess and obsolete inventory at Logistics Solutions recorded during the 2014 second quarter that did not recur and (2) 140 basis points due to favorable contract performance adjustments at ISR Systems.

First Half: Aerospace Systems net sales for the 2015 first half decreased by $113 million, or 5%, compared to the 2014 first half. Sales decreased $107 million for Aircraft Systems and $31 million for Logistic Solutions. Sales for ISR Systems increased by $25 million. Sales decreased for Aircraft Systems due to lower volume of: (1) $59 million on international head-of-state aircraft modification contracts primarily due to unfavorable contract performance adjustments and (2) $48 million primarily to the USAF from the DoD’s planned reduction of the Compass Call aircraft fleet and the DoD’s retirement of the JCA. The decrease in sales for Logistics Solutions was due to lower volume for field maintenance and sustainment services, primarily for USAF and U.S. Navy training aircraft due to lower demand and lower prices due to competitive pressures, partially offset by higher volume on the Army C-12 contract. The increase in ISR Systems was due to an increase in sales of $107 million primarily on higher volume for large ISR aircraft systems for U.S. Government customers and small ISR aircraft systems to the DoD and a foreign government, partially offset by $82 million of lower sales for small ISR aircraft fleet management services to the DoD due to the U.S. military drawdown in Afghanistan.

Aerospace Systems operating income for the 2015 first half decreased by $87 million, or 66%, compared to the 2014 first half. Operating margin decreased by 400 basis points to 2.2%. Operating margin decreased by: (1) 480 basis points due to contract performance adjustments at Aircraft Systems, which includes $101 million of cost growth on international head-of-state aircraft modification contracts, compared to $11 million of cost

L-3 Announces Results for the 2015 Second Quarter	Page 8

growth on the same contracts in the 2014 first half, (2) 80 basis points primarily due to reduced flight hours and lower pricing due to competitive pressures at Logistics Solutions, including the U.S Navy T-45 contract, partially offset by cost improvements on the Army C-12 contract and (3) 70 basis points due to high pension expense of $13 million. These decreases were partially offset by 150 basis points due to favorable contract performance adjustments at ISR Systems and by 80 basis points due to a $17 million increase in reserves for excess and obsolete inventory at Logistics Solutions recorded during the 2014 first half that did not recur.

Communication Systems

	Second Quarter Ended				First Half Ended
($ in millions)	June 26, 2015	June 27, 2014	Increase/ (decrease)		June 26, 2015	June 27, 2014	Decrease
Net sales	$501	$520	(3.7)%		$936	$1,023	(8.5)%
Operating income	$52	$48	8.3%		$87	$98	(11.2)%
Operating margin	10.4%	9.2%	120	bpts	9.3%	9.6%	(30)	bpts

Second Quarter: Communication Systems net sales for the 2015 second quarter decreased by $19 million, or 4%, compared to the 2014 second quarter. Sales decreased $31 million for Space & Power Systems, due to reduced demand for power devices for commercial satellites and for satellite command and control software from U.S. Government agencies. Sales also decreased $14 million for Advanced Communications products, due to lower volume for data recorders and secure communications equipment for the U.S. military as contracts near completion and $12 million for Tactical Satellite Communications products due to reduced deliveries of mobile and ground-based satellite communication systems for the U.S. military. These decreases were partially offset by increases of: (1) $22 million for Broadband Communication Systems primarily due to increased deliveries of remote video terminals to the United States Special Operations Command and higher demand for engineering support services for the DoD and (2) $16 million related to the Miteq, Inc. acquisition.

Communication Systems operating income for the 2015 second quarter increased by $4 million, or 8%, compared to the 2014 second quarter. Operating margin increased by 120 basis points to 10.4%. Improved contract performance, partially offset by lower sales and mix changes, increased operating margin by 200 basis points. Higher pension expense of $4 million decreased operating margin by 80 basis points.

First Half: Communication Systems net sales for the 2015 first half decreased by $87 million, or 9%, compared to the 2014 first half due to lower volume and reduced deliveries on lower demand. Sales decreased: (1) $49 million for Space & Power Systems, primarily satellite command and control software for U.S. Government agencies, power devices for commercial satellites and high frequency radios for a foreign government, (2) $33 million for Tactical Satellite Communications products, primarily mobile and ground-based satellite communication systems for the U.S. military and (3) $32 million primarily for Advanced Communications products, primarily data recorders and secure communications equipment for the U.S. military as contracts near completion. The Miteq, Inc. acquisition increased sales by $27 million.

Communication Systems operating income for the 2015 first half decreased by $11 million, or 11%, compared to the 2014 first half. Operating margin decreased by 30 basis points to 9.3%. Operating margin decreased by 100 basis points due to higher pension expense of $9 million. Improved contract performance, partially offset by lower sales and mix changes, increased operating margin by 70 basis points.

NSS

	Second Quarter Ended				First Half Ended
($ in millions)	June 26, 2015	June 27, 2014	Decrease		June 26, 2015	June 27, 2014	Decrease
Net sales	$261	$335	(22.1	) %	$504	$639	(21.1	) %
Operating income	$10	$19	(47.4	) %	$21	$37	(43.2	) %
Operating margin	3.8%	5.7%	(190	) bpts	4.2%	5.8%	(160	) bpts

Second Quarter: NSS net sales for the 2015 second quarter decreased by $74 million, or 22%, compared to the 2014 second quarter. Sales decreased due to lower volume of: (1) $45 million for Defense Solutions primarily due to lower material requirements on a systems and software sustainment contract with the U.S. Army, and lower demand driven by the U.S. military drawdown in Afghanistan and completed contracts, (2) $15 million primarily for Intelligence Solutions due to reduced tasking for technical support services for a U.S. Government agency due to defense budget reductions and (3) $14 million for Global Solutions primarily due to completed contracts.

8

L-3 Announces Results for the 2015 Second Quarter	Page 9

NSS operating income for the 2015 second quarter decreased by $9 million, or 47%, compared to the 2014 second quarter. Operating margin decreased by 190 basis points to 3.8%. Operating margin decreased by: (1) 120 basis points primarily due to lower margins on new business and recompetitions caused by competitive pricing pressures, (2) 80 basis points due to lower sales and higher overhead expense rates caused by delayed awards for international contracts and (3) 40 basis points due to favorable contract performance adjustments in the 2014 second quarter for a completed contract that did not recur in the 2015 second quarter. These decreases were partially offset by 50 basis points due to higher award fees for intelligence and defense support services contracts.

First Half: NSS net sales for the 2015 first half decreased by $135 million, or 21%, compared to the 2014 first half. Sales decreased due to trends similar to the 2015 second quarter, which were partially offset by $5 million of sales related to the Data Tactics Corporation acquisition.

NSS operating income for the 2015 first half decreased by $16 million, or 43%, compared to the 2014 first half. Operating margin decreased by 160 basis points to 4.2% due to trends similar to the 2015 second quarter.

L-3 Announces Results for the 2015 Second Quarter	Page 10

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2015, previously provided on April 30, 2015, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 12 and the company undertakes no duty to update its guidance.

Consolidated 2015 Financial Guidance
($ in millions, except per share data)
	Current	Prior (April 30, 2015)
Net sales	$11,450 to $11,650	$11,450 to $11,650
Segment operating margin	8.4%	9.4%
Interest expense	$ 189	$ 190
Interest and other income	$ 15	$ 15
Debt retirement charge	$ 6	$ —
Effective tax rate	27.0%	32.0%
Diluted shares	81.9	81.9
Diluted EPS	$ 6.55 to $6.85	$ 7.17 to $7.47
Adjusted diluted EPS(1)	$ 6.70 to $7.00	$ 7.35 to $7.65
Net cash from operating activities	$ 1,045	$ 1,120
Capital expenditures, net of dispositions of property, plant and equipment	(195)	(195)

Free cash flow	$ 850	$ 925

(1)  Adjusted diluted EPS excludes the aggregate loss of $12 million, or $0.15 per diluted share, related to the MSI and BSI divestitures. See Table E for a reconciliation and a discussion on why this information is presented.

Segment 2015 Financial Guidance
($ in millions)
	Current	Prior (April 30, 2015)

Net Sales:
Electronic Systems	$4,300 to $4,400	$4,250 to $4,350
Aerospace Systems	$4,050 to $4,150	$4,100 to $4,200
Communication Systems	$1,900 to $2,000	$1,900 to $2,000
NSS	$1,100 to $1,200	$1,100 to $1,200
Operating Margins:
Electronic Systems	11.6% to 11.8%	11.7% to 11.9%
Aerospace Systems	4.9% to 5.1%	7.7% to 7.9%
Communication Systems	9.0% to 9.2%	9.0% to 9.2%
NSS	6.6% to 6.8%	6.6% to 6.8%

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

●	A decrease in Aerospace Systems sales of $50 million and operating margin of 280 basis points principally due to contract cost growth charges recorded during the 2015 second quarter at Platform Integration division and related lower expected profitability in the second half of 2015. These items decreased consolidated segment operating margin by 100 basis points and net cash from operating activities by $90 million,

●	An increase in Electronic Systems sales of $50 million for the acquisition of CTC. An $8 million charge in the 2015 second quarter related to a product specification matter regarding our holographic weapon sight product decreased operating margin by 20 basis points, partially offset by an increase of 10 basis points for the CTC acquisition,

L-3 Announces Results for the 2015 Second Quarter	Page 11

●	A pre-tax charge of $6 million for an anticipated $300 million debt retirement to occur during the fourth quarter of 2015,

●	A reduction in the effective tax rate to 27.0%.

The table below presents the 2015 third quarter consolidated guidance.

2015 Third Quarter Consolidated Guidance

Net Sales	$ 2.9B to $3.0B
Operating Margin	High 8% range
Adjusted EPS	$ 1.75 to $1.85
Free cash flow	Approx. $150M

The Current Guidance excludes any potential non-cash goodwill impairment charges for which the information is presently unknown, and potential litigation charges, if any, and additional expenses relating to the Internal Review at Aerospace Systems, which was completed in October 2014, and assumes that the R&E tax credit that expired on December 31, 2014 is not re-enacted for 2015. If re-enacted for 2015, the annual R&E tax credit would reduce the effective tax rate by approximately 250 basis points and increase diluted EPS by $0.24.

Additional financial information regarding the 2015 second quarter results and the 2015 financial guidance is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2015 Second Quarter	Page 12

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, July 30, 2015 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m.  ET

10:00 a.m.  CT

  9:00 a.m. MT

  8:00 a.m.  PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (877) 344-7529 (passcode: 10069260), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 43,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2015 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S.

L-3 Announces Results for the 2015 Second Quarter	Page 13

Government agencies and of ongoing governmental investigations, including the internal review of the Aerospace Systems segment; the impact on our business of improper conduct by our employees, agents or business partners; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2014, and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Second Quarter Ended(a)		First Half Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Net sales	$2,793	$3,019	$5,506	$5,976

Cost of sales	(2,629)	(2,780)	(5,120)	(5,451)

Gain (loss) related to business divestitures, net(b)	2	—	(20)	—

Operating income	166	239	366	525

Interest expense	(48)	(39)	(92)	(82)
Interest and other income, net	5	4	8	9

Income before income taxes	123	204	282	452
Benefit (provision) for income taxes	1	(63)	(49)	(139)

Net income	124	141	233	313
Net income attributable to noncontrolling interests	(4)	(4)	(8)	(6)

Net income attributable to L-3	$120	$137	$225	$307

Earnings per share attributable to L-3 Holdings’ common shareholders:

Basic	$1.46	$1.59	$2.74	$3.57

Diluted	$1.44	$1.53	$2.69	$3.43

L-3 Holdings’ weighted average common shares outstanding:

Basic	82.1	86.1	82.2	86.1

Diluted	83.2	89.3	83.5	89.4

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

(b)	The net gain related to business divestitures for the 2015 second quarter includes a $5 million gain on the divestiture of MSI, partially offset by a $3 million loss on the divestiture of BSI. The loss related to business divestitures for the 2015 first half also includes a $17 million non-cash impairment charge related to the MSI assets classified as held for sale, and a loss of $5 million on a forward contract to sell the estimated Euro proceeds obtained from the divestiture of MSI for U.S. dollars, each recorded during the 2015 first quarter.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	Second Quarter Ended		First Half Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Segment operating data

Net sales:
Electronic Systems	$1,036	$1,103	$2,045	$2,180
Aerospace Systems	995	1,061	2,021	2,134
Communication Systems	501	520	936	1,023
NSS	261	335	504	639

Total	$2,793	$3,019	$5,506	$5,976

Operating income (loss):
Electronic Systems	$119	$133	$233	$258
Aerospace Systems	(17)	39	45	132
Communication Systems	52	48	87	98
NSS	10	19	21	37

Total	$164	$239	$386	$525

Operating margin:
Electronic Systems	11.5%	12.1%	11.4%	11.8%
Aerospace Systems	(1.7)%	3.7%	2.2%	6.2%
Communication Systems	10.4%	9.2%	9.3%	9.6%
NSS	3.8%	5.7%	4.2%	5.8%
Total	5.9%	7.9%	7.0%	8.8%

Depreciation and amortization:
Electronic Systems	$27	$30	$55	$59
Aerospace Systems	12	9	24	19
Communication Systems	13	13	25	25
NSS	3	3	6	6

Total	$55	$55	$110	$109

Funded order data
Electronic Systems	$1,075	$1,188	$2,119	$2,287
Aerospace Systems	844	1,382	1,922	2,425
Communication Systems	585	447	1,044	930
NSS	315	253	618	620

Total	$2,819	$3,270	$5,703	$6,262

			June 26, 2015	Dec. 31, 2014
Period end data
Funded backlog			$9,828	$10,224

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	June 26, 2015	Dec. 31, 2014
ASSETS

Cash and cash equivalents	$353	$442
Billed receivables, net	820	852
Contracts in process	2,422	2,295
Inventories	371	288
Deferred income taxes	129	127
Other current assets	208	186
Assets held for sale	—	547

Total current assets	4,303	4,737

Property, plant and equipment, net	1,118	1,088
Goodwill	7,649	7,501
Identifiable intangible assets	266	243
Deferred debt issue costs	24	27
Other assets	273	240

Total assets	$13,633	$13,836

LIABILITIES AND EQUITY

Accounts payable, trade	$455	$382
Accrued employment costs	512	510
Accrued expenses	361	402
Advance payments and billings in excess of costs incurred	670	573
Income taxes	6	23
Other current liabilities	413	398
Liabilities held for sale	—	237

Total current liabilities	2,417	2,525

Pension and postretirement benefits	1,192	1,187
Deferred income taxes	427	443
Other liabilities	385	382
Long-term debt	3,940	3,939

Total liabilities	8,361	8,476

Shareholders’ equity	5,197	5,285
Noncontrolling interests	75	75

Total equity	5,272	5,360

Total liabilities and equity	$13,633	$13,836

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	First Half Ended
	June 26, 2015	June 27, 2014
Operating activities
Net income	$233	$313
Depreciation of property, plant and equipment	87	84
Amortization of intangibles and other assets	23	25
Deferred income tax (benefit) provision	(13)	43
Stock-based employee compensation expense	24	29
Excess income tax benefits related to share-based payment arrangements	(24)	(16)
Contributions to employee savings plans in L-3 Holdings’ common stock	62	74
Amortization of pension and postretirement benefit plans net loss and prior service cost	33	8
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	4	3
Loss related to business divestitures	20	—
Other non-cash items	(6)	(4)
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures:
Billed receivables	32	(61)
Contracts in process	(132)	(182)
Inventories	(70)	(8)
Other assets	5	8
Accounts payable, trade	82	14
Accrued employment costs	2	(3)
Accrued expenses	(48)	(76)
Advance payments and billings in excess of costs incurred	36	49
Income taxes	—	(1)
Other current liabilities	2	(36)
Pension and postretirement benefits	13	(16)
All other operating activities	(51)	(32)

Net cash from operating activities	314	215

Investing activities
Business acquisitions, net of cash acquired	(260)	(57)
Proceeds from the sale of businesses	304	—
Capital expenditures	(85)	(67)
Dispositions of property, plant and equipment	1	2
Other investing activities	5	5

Net cash used in investing activities	(35)	(117)

Financing activities
Proceeds from sale of senior notes	—	996
Retirement of CODES	—	(935)
Borrowings under revolving credit facility	600	1,031
Repayment of borrowings under revolving credit facility	(600)	(1,031)
Common stock repurchased	(346)	(333)
Dividends paid on L-3 Holdings’ common stock	(111)	(107)
Proceeds from exercises of stock options	39	86
Proceeds from employee stock purchase plan	17	18
Excess income tax benefits related to share-based payment arrangements	24	16
Debt issue costs	—	(8)
Employee surrendered restricted stock units in lieu of income tax withholding	(33)	(26)
Other financing activities	(11)	(6)

Net cash used in financing activities	(421)	(299)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(8)	—
Change in cash balance in assets held for sale	61	—

Net decrease in cash and cash equivalents	(89)	(201)
Cash and cash equivalents, beginning of the period	442	500

Cash and cash equivalents, end of the period	$353	$299

Table E

L-3 COMMUNICATIONS HOLDINGS, INC.

NON-GAAP FINANCIAL MEASURES

SECOND QUARTER AND FIRST HALF 2015

(in millions, except per share amounts)

Adjusted Diluted EPS Non-GAAP Reconciliation		Second Quarter Ended		First Half Ended		2015 Current Guidance
		June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014	Low end of range	High end of range

Diluted EPS attributable to L-3 Holdings’ common stockholders		$1.44	$1.53	$2.69	$3.43	$6.55	$6.85

EPS impact of net gain on business divestitures (A)		(0.03)	—	(0.04)	—	(0.04)	(0.04)

EPS impact of the non-cash impairment charge related to MSI assets held for sale (B)		—	—	0.15	—	0.15	0.15
EPS impact of the loss on a forward contract to sell Euro proceeds from the MSI divestiture (C)		—	—	0.04	—	0.04	0.04

Adjusted diluted EPS(1)		$1.41	$1.53	$2.84	$3.43	$6.70	$7.00

(A)	Net gain on business divestitures	$2		$2		$2	$2
	Tax benefit	1		1		1	1

	After-tax impact	3		3		3	3
	Diluted weighted average common shares outstanding	83.2		83.5		81.9	81.9
	Per share impact(2)	$0.03		$0.04		$0.04	$0.04

(B)	Non-cash impairment charge related to MSI assets held for sale			$(17)		$(17)	$(17)
	Tax benefit			5		5	5

	After-tax impact			(12)		(12)	(12)
	Diluted weighted average common shares outstanding			83.5		81.9	81.9
	Per share impact(2)			$(0.15)		$(0.15)	$(0.15)

(C)	Loss on a forward contract to sell Euro proceeds from the MSI divestiture			$(5)		$(5)	$(5)
	Tax benefit			2		2	2

	After-tax impact			(3)		(3)	(3)
	Diluted weighted average common shares outstanding			83.5		81.9	81.9
	Per share impact			$(0.04)		$(0.04)	$(0.04)

Adjusted Net Income Attributable to L-3 Non-GAAP Reconciliation	Second Quarter Ended		First Half Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014

Net income attributable to L-3	$120	$137	$225	$307

Net gain on business divestitures	(3)	—	(3)	—

Non-cash impairment charge related to MSI assets held for sale	—	—	12	—

Loss on a forward contract to sell Euro proceeds from the MSI divestiture	—	—	3	—

Adjusted net income attributable to L-3(1)	$117	$137	$237	$307

(1)	Adjusted diluted EPS is diluted EPS attributable to L-3 Holdings’ common stockholders, excluding the charges or credits relating to business divestitures. Adjusted net income attributable to L-3 is net income attributable to L-3, excluding the charges or credits relating to business divestitures. These amounts are not measures of financial performance under accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the charges or credits relating to business divestitures affect the comparability of the results of operations and financial guidance for 2015 to the results of operations for 2014. The company also believes that disclosing net income and diluted EPS excluding the charges or credits relating to business divestitures will allow investors to more easily compare the 2015 results and financial guidance to the 2014 results. However, these measures may not be defined or calculated by other companies in the same manner.

(2)	Amounts may not recalculate directly due to rounding.